EXHIBIT 10.46

February 12, 2007

Christopher Schwartz
TriMedia Entertainment Group, Inc.
Snipes Productions LLC
1080 North Delaware Avenue, Eighth Floor
Philadelphia, PA 19125
Dear Mr. Schwartz:
     Reference is made to that certain Promissory Note in the amount of $510,000 dated May 9, 2005 (the “Note”) issued by TriMedia Entertainment Group, Inc. and Snipes Productions LLC (“Borrowers”) to Capital Growth Investment Trust, SPH Investments, Inc., HMA Investments, Inc. Profit Sharing Plan, 1025 Investments, Inc. and CSOR Preferred Liquidation, LLC. (“Lenders”)
     The terms of the Note required repayment on the earlier of the closing of a private equity offering by TriMedia Entertainment Group, Inc. or May 9, 2006, and was extended in June, 2006 until October 31, 2006. At the present time, this note is in default. The Lenders, however, have agreed to extend the repayment of the Note until February 9, 2008, at which time all principal and accrued interest at the rate of twenty (20%) percent shall be immediately due. In addition, the Lenders have agreed to waive the default interest rate of thirty-five (35%) percent.
     Please execute the acknowledgement below indicating your agreement with the above.

Very truly yours,

Lenders:	Capital Growth Investment Trust

By:	/s/ Vicki Appel
Vicki Appel, Trustee

SPH Investments, Inc.
By:	/s/ Stephen P. Harrington
Stephen P. Harrington, President

HMA Investments, Inc. Profit Sharing Plan
By:	/s/ Howard M. Appel
Howard M. Appel

1025 Investments, Inc.
By:	/s/ Howard M. Appel
Howard M. Appel

CSOR Preferred Liquidation, LLC
By:	1025 Investments, Inc., Manager

By:	/s/ Howard M. Appel
Howard M. Appel

Agreed and Acknowledged
This 12th day of February, 2007

TriMedia Entertainment Group, Inc.

By:	/s/ Christopher Schwartz

Christopher Schwartz

Snipes Productions, LLC

By:	/s/ Christopher Schwartz

Christopher Schwartz